Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Workhorse Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value of $0.001 per share	Rule 457(c) and Rule 457(h)	4,500,000	$0.3973	$1,787,850.00	0.00014760	$263.89
	Total Offering Amounts				$1,787,850.00		$263.89
	Total Fee Offsets
	Net Fee Due						$263.89

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that may become issuable by reason of any stock dividend, stock split, combination of shares or recapitalization or other increase or reduction of the number of shares or other similar transaction effected that results in an increase in the number of outstanding shares of common stock.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Shares reported on the NASDAQ Capital Market on October 9, 2023, which is within five business days of the filing of the Registration Statement.